Exhibit 99.2

1 made for workTM Investor Presentation June 2026 Copyright © 2026 Agility Robotics, Inc. All rights reserved. Agility to go public in partnership with Churchill Capital Corp XI Transaction expected to create the only U.S. publicly listed pure-play humanoid company with proven commercial deployments.

Disclaimers (1/2) 2 This presentation is provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a business combination between Churchill Capital Corp XI ( "Churchill", "we", "us" or "our") and Agility Robotics, Inc. (the "Company") and related transactions (collectively, the "Proposed Business Combination") and for no other purpose. Any reproduction or distribution of this presentation, in whole or in part, or the disclosure of its contents, without the prior consentof Churchill is prohibited. This presentation does not purport to contain all of the information that may be required to evaluate a possible transaction. Neither this presentation, nor any prior or subsequent communications from or with Churchill, the Company, or their respective representatives, constitutes investment, tax or legal advice. No representation or warranty, express or implied, is or will be given by Churchill, the Company or any of their respective affiliates, directors, officers, employees or advisers or any other person as to the accuracy or completeness of the information in this presentation (including as to the accuracy or reasonableness of statements, estimates, targets, projections, assumptions or judgments described below) or any other written, oral or other communications transmitted or otherwise made available to any party in the course of its evaluation of a possible transaction, and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omissions or misstatements, negligent or otherwise, relating thereto. Accordingly, none of Churchill, the Company or any of their respective affiliates, directors, officers, employees or advisers or any other person shall be liable for any direct, indirect or consequential loss or damages suffered by any person as a result of relying on any statement in or omission from this presentation and any such liability is expressly disclaimed. Forward-Looking Statements This presentation contains certain forward-looking statements within the meaning of federal securities laws, that are based on beliefs and assumptions and on information currently available to Churchill and the Company. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Terms such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. For example, forward-looking statements in this presentation include, but are not limited to, information regarding: the expected timing of announcement and close of the Proposed Business Combination; the expected amount of gross transaction proceeds and planned pre-money equity valuation of the Company; the potential for share price appreciation; the Company's orders, order pipeline and expected customer demand for Digit v5; projected labor shortages; the timing of the planned release and launch of Digit v5; the Company's manufacturing capacity and production plans, including with respect to RoboFab; planned customer deployments and deployment expansion; the Company's ability to meet transaction milestones to unlock contracted revenues; the Company's ability to raise capital, including through anticipated PIPE financing; the Company's future development plans and the timing thereof, including with respect to Digit v5 and cooperative safety capabilities; the Company's revenue model, expected pricing model for the Digit v5, growth strategy and scaling plans, illustrative customer benefit and payback periods of our humanoid robotic models; strategic partnerships and technology licensing opportunities; the potential future applications of the Company's products and technologies; the expansion of the Company's partnership with NVIDIA; and the Company's economic opportunity and addressable market. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the risk that the parties are unable to enter into a definitive agreement with respect to the Proposed Business Combination or to complete the Proposed Business Combination; the risk that the Proposed Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Churchill's securities; the failure by the parties to satisfy the conditions to the consummation of the Proposed Business Combination, including the approval of Churchill's shareholders; failure to realize the anticipated benefits of the Proposed Business Combination; the level of redemptions of Churchill's public shareholders; the ability of the Company to grow and manage growth, maintain relationships with customers and retain its management and key employees; costs related to the Proposed Business Combination; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business or competitive factors; the Company's estimates of expenses and profitability; changes in anticipated pricing and revenue models of Agility's humanoid robotics solutions; the evolution of the markets in which the Company competes; the ability of the Company to implement its strategic initiatives and continue to innovate its existing products and services; risks related to the Company's ability to achieve anticipated manufacturing capacity and production targets; the Company's ability to convert orders and pipeline into revenue; and risks related to the development, commercialization and market acceptance of Digit v5 and related technologies. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by the Company, Churchill or the combined company resulting from the Proposed Business Combination with the Securities and Exchange Commission,including under the heading "Risk Factors." An investment in Churchill is not an investment in any of Churchill's founders' or sponsors' past investments, companies or affiliated funds. The historical results of those investments are not indicative of future performance of Churchill, which may differ materially from the performance of Churchill's founders' or sponsors'past investments. Nothing in this presentation should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements,which speak only as of the date they are made. Churchill and the Company undertake no duty to update these forward-looking statements. Additional Information About the Proposed Business Combination and Where to Find It The Proposed Business Combination will be submitted to shareholders of Churchill for their consideration. Churchill intends to file a registration statement on Form S-4 (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "SEC"), which will include preliminary and definitive proxy statements to be distributed to Churchill's shareholders in connection with Churchill's solicitation of proxies for the vote by Churchill's shareholders in connection with the Proposed Business Combination and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Company stockholders in connection with the completion of the Proposed Business Combination. After the Registration Statement has been filed and declared effective, a definitive proxy statement/prospectus statement and other relevant documents will be mailed to Churchill shareholders as of the record date established for voting on the proposed transaction. Before making any voting or investment decision, Churchill and Company shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus statement, as well as other documents filed with the SEC by Churchill in connection with the Proposed Business Combination, as these documents will contain important information about Churchill, the Company and the Proposed Business Combination. Shareholders may obtain a copy of the preliminary or definitive proxy statement/prospectus statement, once available, as well as other documents filed by Churchill with the SEC, without charge, at the SEC's website located at www.sec.gov or by directing a written request to Churchill Capital Corp XI, 640 Fifth Avenue, 14th Floor, New York, NY 10019.

Disclaimers (2/2) 3 Participants in the Solicitation Churchill, the Company and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Churchill's shareholders in connection with the Proposed Business Combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Churchill's shareholders in connection with the proposed transaction will be set forth in proxy statement/prospectus statement when it is filed by Churchill with the SEC. You can find more information about Churchill's directors and executive officers in Churchill's final prospectus related to its initial public offering filed with the SEC on December 16, 2025. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus statement when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus statement carefully when it becomes available before making any voting or investmentdecisions.You may obtain free copies of these documents from the sources described above. No Offer or Solicitation This presentation shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction, domestic or foreign, in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. This presentation does not constitute either advice or a recommendation regarding any securities. Notwithstanding anything contained herein, there can be no assurance that the Proposed Business Combination will be consummated on the terms described herein, within the time periods contemplated hereby, or at all. Investment in any securities described herein has not been approved by The SEC or any other regulatory authority, nor has any regulatory authority passed upon or endorsed the merits of the Proposed Business Combination or the accuracy or adequacy of the information contained herein. Any representation to the contrary is a criminal offense. Unit Economics,Use of Projections and Data This presentation contains projected financial information with respect to the Company. The projected financial information constitutes forward-looking information, is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties. The unit economics in this presentation ("Unit Economics") were prepared solely for internal use and not with a view toward public disclosure or toward complying with Generally Accepted Accounting Principles, any published guidelines of the SEC or any guidelines established by the American Institute of Certified Public Accountants. The Unit Economics have been prepared by the Company and are the responsibility of the Company's management. The Unit Economics constitute forward-looking information, and is for illustrative purposes only, and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying the Unit Economics are inherently uncertain and are subject to a wide variety of significant business, economic, competitive, and other risks and uncertainties. See "Forward-Looking Statements" above in this presentation as well as "Risk Factors" at the end of this presentation. Actual results may differ materially from the results contemplated by Unit Economics and the financial forecast information contained in this presentation, and the inclusion of such information in this presentation should not be regarded as a representation by any person that the results reflected in such forecasts and by the Unit Economics will be achieved. In this presentation, Churchill and the Company rely on and refer to certain information and statistics obtained from third-party sources which Churchill and the Company believe to be reliable. Some data is also based on the good faith estimates of the Company, which in each case are derived from its review of internal sources as well as the independent sources described above. Although Churchill and the Company believe these sources are reliable, neither Churchill, the Company, nor any of their respective affiliates, directors, officers, employees or advisers, have independently verified the accuracy or completeness of any such third-party information. The information contained in the third-party citations and websites referenced in this presentation is not incorporated by reference into this presentation. Recipients of this presentation should make their own evaluation of the Proposed Business Combinationor any other transaction and of the relevance and adequacy of the information and should make other investigations they deem necessary. Trademarks We own or have rights to various trademarks, service marks and trade names that are used in connection with the operation of our business. This presentation also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties' trademarks, service marks, trade names or products in this presentation is not intended to and does not imply a relationship with the Company or an endorsement or sponsorship by or of the Company. Solely for convenience, the trademarks, service marks and trade names referred to in this presentation may appear without the ©, ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, its rights or the right of the applicable owner of these trademarks, service marks and trade names. Risk Factors For a description of certain risks related to Churchill, the Company and the Proposed Business Combination,we refer you to "Risk Factors" at the end of this presentation.

Humanoids Are Appearing Everywhere. Few Are Actually WorkingToday. Not demonstrations. Not prototypes. Not viral videos. The question is simple: Not teleoperated. Which humanoids are autonomously performing useful work in real customer environments today? 4

Agility Video Delivering now. Dreaming bigger. Watch Video Watch Video Agility is a leading commercial humanoid robotics and physical AIcompany. We build tools that fill the most pressing gaps and help with the hardest work – just as innovationalways has. 5 Click!

CEO Letter Agility's mission is to build robot partners that augment the human workforce, ultimately enabling humans to be more human. Our groundbreaking humanoid robot, Digit, is a multi-purpose, human-centric robot that is made for work . Our mission is supported by investment from NVIDIA, Amazon, SoftBank, Schaeffler, Foxconn and other amazing partners across the AI, technology, and industrial ecosystem. Founded out of Oregon State University, Agility has spent more than a decade advancing robotics into real-world commercial deployment. In an industry increasingly defined by demonstrations, prototypes, and teleoperated systems, Agility stands apart as one of the only humanoid companies with multiple years of operational experience in real customer environments. Digit v4 is performing useful work today for leading enterprises including Schaeffler, GXO, Toyota Motor Manufacturing Canada, Amazon, and Mercado Libre, with new deployments underway with large blue-chip customers. Our integrated platform was purpose-built to deliver humanoid solutions at scale. We invested thousands of hours designing and testing Digit's proprietary hardware systems to operate safely and reliably in real-world environments. We taught Digit to understand its surroundings and perform tasks using proprietary physical AI systems designed to continuously improve over time. We developed Agility Arc, our cloud-based automation platform, to integrate Digit into customer workflows, manage fleets, and optimize operations. To scale commercialization, we built RoboFab, the world's first full-scale humanoid manufacturing facility, designed to produce up to 10,000 Digits annually in Oregon using ~75% domestically sourced parts. We believe "cooperative safety" is the critical unlock for scaled humanoid adoption. Our upcoming Digit v5 is designed to operate safely alongside human coworkers. Digit v5 represents an inflection point for humanoids, accelerating deployment across manufacturing, distribution, and logistics workflows while opening a path into broader markets over time — including the home. We have over $300 million(1) in multi-year orders for Digit v5 so far, with a pipeline multiple times that amount. We believe that humanoids are one of the most important technology shifts of the next decade and we believe that Agility is optimally positioned to define the industry through proprietary embodied AI technology, a real operational track record, and growing customer demand. We expect to go public in 2026 through a merger with Churchill Capital XI (NASDAQ: CCXI) and be the first U.S. listed pure-play humanoid company with proven commercial deployments. We expect to raise over $620 million of new funding to fulfill customer orders, accelerate Digit v5 deployment, and support the next phase of our growth. Thank you for your interest in Agility. We look forward to building something special together. Peggy Johnson Chief Executive Officer 6 Digit v4 Note: (1) Reflects customer orders for Digit v5, as of May 2026, representing potential multi-year value expected to be realized over time, subject to the realization of certain contractual milestones, and relates to 1,000 Digit v5 robots with three-year term RaaS contract, which includes warrants issued to purchaser vesting proportionately to robots deployed; figures are not a measure of current period revenue.

Transaction Overview

Agility to go public in 2026.

- Agility to merge with Churchill Capital XI (CCXI), expected to close in 4Q 2026.
- $2.5 billion pre-money equity value.
- $620 million expected proceeds, including $200 million of a common stock PIPE raised from new and existing investors.(1)
- 100% Agility insider rollover and lock-up.(2)
- Agility to trade under ticker "AGLT".

Churchill Capital

Proven partner to category-defining companies

$11 billion of growth capital delivered across 7 closed transactions(3)(4)

Recent Churchill Transactions	OKLO *Closed May 2024*	Infleqtion *Closed February 2026*
Pre-Money Equity Value	$875 million	$1,800 million
Gross Transaction Proceeds	~$330 million	~$550 million
Churchill Trust Participation	~100%	~100%
Share Price High	$193.84(5) *+1,838% appreciation*	$27.50(6) *+175% appreciation*
Capital Raised Since IPO	$2.5 billion *Common equity raised above IPO price*	$100 million *Department of Commerce award(7)*

Notes: (1) Includes Churchill XI cash-in-trust of ~$420 million (assuming no redemptions at closing) plus commitments for $200 million of PIPE financing expected to close concurrent with the business combination (common equity PIPE priced at $10 per share). (2) Agility shareholders will roll 100% of existing equity into the combined company. All shares received by Agility shareholders will be subject to a lock-up at close of the business combination. (3) Past performance of prior investments and transactions is not indicative of any other investment or transaction and is not a guarantee of future results. All investments involve risk of loss, including loss of principal invested. (4) Represents trust proceeds (net of redemptions) plus incremental capital raised in connection with Churchill Capital I, II, III, IV, X, CF Finance Acquisition Corp, and AltC Acquisition Corp. (5) Observed intraday share price high for Oklo on October 15, 2025. (6) Observed intraday share price high for Infleqtion on October 14, 2025. (7) Pursuant to LOI contingent on the achievement of certain development milestones.

Agility 7

Investment Framework

Backing leaders in critical technologies.

	Nuclear	Quantum	Humanoids
	AltC	CHURCHILL X	CHURCHILL XI
	OKLO	Infleqtion	Agility
Critical for national competitiveness	✓	✓	✓ Humanoids = industrial & economic advantage.
Significant potential investment gap	✓	✓	✓ China plans to invest ~$138B in robotics.(1)
Large economic opportunity	✓	✓	✓ Large market driven by physical labor shortages.
Clear product, market fit	✓	✓	✓ Commercial deployments underway today.
Strong political support	✓	✓	✓ Supports revival of U.S. industrial capacity.

Note: (1) Per International Federation of Robotics reporting. In March 2025, China's National Development and Reform Commission announced intention to set up a state-backed venture capital fund focused on robotics, AI, and cutting-edge innovation. The long-term fund is expected to attract nearly 1 trillion yuan (US$138 billion) in capital from local governments and the private sector over 20 years.

Agility 8

9 Agility Humanoids made for workTM 1. Proven results. • Real deployments. • Real customers. • Real work. • • • • • •

Led by founders, engineers, and believers. 10 Peggy Johnson Chief Executive Officer Jonathan Hurst Co-Founder & Chief Robot Officer Damion Shelton Co-Founder & Chairman Marco Marroquin Chief Hardware Officer Ana Lang Chief Legal & People Officer Daniel Diez Chief Business Officer Pras Velagapudi Chief Technology Officer Jennifer Hunter Chief Financial & Operating Officer Board Member PhD PhD Co-founded OSU Robotics Institute PhD Chief Architect of Mobile Robotics Chief Technology Officer 50+combined years of robotics experience; 80+combined years of commercial leadership experience. Proven Results Professor

Proven Results

The commercial humanoid company.

Building safe, reliable robot partners that augment the human workforce – currently deployed in customer facilities.

WHERE WE BUILD



Salem, Oregon
44.914928° N, -122.967323° W
Pittsburgh, PA
40.473244° N, -79.963699° W
Fremont, CA
37.551398° N, -122.064345° W

OUR METRICS

9 Committed customer facility deployments	**65,000** hours of operations	**34 | 60+** issued patents | pending non-provisional patent applications
$300M+(1) committed orders for Digit v5 (and growing!)	**10,000** RoboFab annual production capacity	**~75%** of Digit parts sourced from the U.S.

OUR CUSTOMERS

SCHAEFFLER · Toyota Motor Manufacturing Canada · Amazon · GXO · mercado libre

+ new deployments underway with other leading manufacturing & logistics companies

OUR STRATEGIC PARTNERS

NVIDIA · Google DeepMind · Manhattan · aws

Note: (1) Reflects customer orders for Digit v5, as of May 2026, representing potential multi-year value expected to be realized over time, subject to the realization of certain contractual milestones and relates to 1,000 Digit v5 robots with three-year term RaaS contract, which includes warrants issued to purchaser vesting proportionately to robots deployed; figures are not a measure of current period revenue.

Agility 11

Backed by world- class investors. 12 Committed blue-chip partners across AI, technology, and industrials. Proven Results >$390M Total equity raised since inception of Agility.(1) Note: (1) As of May 2026. Excludes grants.

One cohesive system. 13 Integrated robotics, AI, and deployment software designed to accelerate humanoid adoption. HUMANOIDS DEPLOYMENT SOFTWARE PLATFORM SERVICES ECOSYSTEM EXTENSION Digit Agility Arc Service & Support Technology Licensing v4 Cloud-based software for humanoid deployment and fleet operations. Physical interface for embodied AI deployment in commercial environments. Deployment operations, maintenance, and customer enablement. Extending Agility technology through strategic integrations and licensing. Proven Results

Proven Results

Filling labor gaps. Expanding capacity.

Digit's human-centric form factor designed to enable operations wherever people need help most.

1.9 million U.S. manufacturing jobs could be left unfilled by 2033.[(1)]



Manufacturing

Global supply chains are being redrawn, and that calls for a new kind of workforce. Digit brings flexible automation to the factory line, without legacy constraints or labor bottlenecks.



Distribution

Consumers want faster delivery. Labor pool keeps shrinking. Digit gives distribution centers a way forward: flexible automation for order processing that scales as needed.



Logistics

Reduce the risk of labor bottlenecks without the costs of static automated infrastructure. Redeployable, reconfigurable, ready for whatever's next. Digit moves where the work moves.

Note: (1) Deloitte: *A shrinking workforce may thwart US manufacturing ambitions* (December 2025).

Agility 14

Trusted by titans of industry. 15 Deployment commitments in 9 customer facilities | 65,000 hours of operation(1) ACTIVE DEPLOYMENTS RECENT WINS Why we win: Manufacturing Manufacturing Distribution Logistics Accuracy Uptime Throughput Deployed in environments where safety can't slip and downtime isn't an option. Safety ROI Proven Results Note: (1) As of May 2026. Recent wins with several global leaders: Logistics Manufacturing Automotive Consumer brands

Proven Results

Digit v4: deployed.

35 lbs	**4 hour**
carrying capacity	*runtime; autonomous charging*

EMBODIED AI

Learned whole-body control, motor cortex, and VLA[1] models.

INTELLIGENCE

NextGen power-efficient edge AI compute.

SENSING

360° awareness of people, objects, and surroundings.

MANIPULATION

Adaptive dexterity purpose-built for industrial workflows.

SAFETY

NRTL-approved[2] and OSHA-recognized safety systems.

Note: (1) Vision-Language-Action. (2) Nationally Recognized Testing Laboratory.


Active Deployment
SCHAEFFLER
Agility

Cheraw, South Carolina: **Digit v4 placing 25-pound baskets of bearing components from a stamp press into an industrial washing machine.**

Agility 16

Proven Results

Digit v5: built for scale.

We believe cooperative safety is the critical unlock for scaled humanoid adoption.

To us, safety means humanoids can work safely alongside people in real-world facilities without requiring safety barriers or facility modifications.

Digit v5 was designed with proprietary system-wide safety integrations to be the world's first AI-enabled cooperatively safe humanoid.[1]

Digit v5



Planned 2026 Release

Collaboration Highlight

Deep NVIDIA collaboration.

NVIDIA invested in Agility in September 2025
Landmark safety partnership announced in June 2026


NVIDIA.

- ✓ Digit v5 is the first launch partner for NVIDIA's Halos for Robotics platform
- ✓ Combining Agility robotics with NVIDIA AI infrastructure (IGX Thor and Halos Core)
- ✓ Strong validation of Agility's leadership in cooperative safety

Note: (1) Based on Agility management expectations that Digit v5 will operate in commercial facilities alongside human workers without the need for a safety barrier.

Agility 17

Proven Results

Digit v5 extends where humanoids can work.

Unlocking broader potential deployment environments through cooperative safety, dexterity, and autonomy.



Digit v4
Digit v5
Deployed
Planned
2026 Release
Future Opportunity(1)
Digit v5 Accessible(1)
Digit v4 Accessible
High Safety, Compliance, & Dexterity
Low Safety & Dexterity
Elder Care
Home Service
Hospitality
Last Mile
Retail
Interacts With General Public
Electronics
Construction
Agriculture
Distribution
Grocery
Reverse Logistics
Automotive
Fulfillment
Machining
Interacts With Trained Adults
Inspection
HazMat
Interacts With Other Machines Only
Capability evolution:
Grasping & holding
Object manipulation
Assembly
Fine manipulation

Note: (1) Based on Agility management expectations.

Agility 18

Deployments power our data flywheel. 19 Each deployment generates proprietary data that improves our embodied AI systems. Because Digit is multipurpose, expanding capabilities unlock new workflows, industries, and deployment environments over time. Initial Deployments Operational Data Improved Embodied AI Expanded Applications More Deployments ✓ ✓ ✓ ✓ ✓ Digit operating in real- world environments Continuous collection of real-world movement and workflow data Improved autonomy, dexterity, and workflow capability Additional workflows, industries, and deployment environments Larger installed base and broader operating footprint for Digit Unlike single-purpose automation, Digit becomes more valuable as it learns and scales. OUR EMBODIED AI SYSTEMS Semantic AI What should Digit do? • Cognition • Planning Physical AI What can Digit do? • Controls • Physics Proven Results

Proven Results

$300M+ in orders for Digit v5 and growing.[1]

Proven commercial engine. Strong customer demand. Scaling deployments across the physical economy.

HOW WE SCALE →	DEPLOYMENT EXPANSION	PLATFORM SERVICES	ECOSYSTEM EXTENSION
Growth driver	Expand installed base and deployment density	Increase software utilization and post-deployment services	Leverage Agility technology externally
Key vectors	Existing Customers • More robots per site • Additional facilities • Digit skills expansion New Customers • New logo wins • New industries • New workflows	• Agility Arc • Deployment services • Spare parts & maintenance	• Actuator & hardware licensing • Arc & software licensing • Adjacent robotic platforms
Value capture	Deployment revenue *(RaaS or unit sale)*	Recurring software & services revenue	Licensing & partnership revenue
Investor KPIs	Orderbook, deployments, robots/site, facility count, workflow and skills expansion	Arc adoption, service attachment, installed base utilization	Partnership announcements and external integrations

Note: (1) Reflects customer orders for Digit v5, as of May 2026, representing potential multi-year value expected to be realized over time, subject to the realization of certain contractual milestones and relates to 1,000 Digit v5 robots with three-year term RaaS contract, which includes warrants issued to purchaser vesting proportionately to robots deployed; figures are not a measure of current period revenue.

Agility 20

21 Agility Humanoids made for workTM Purpose built. • • • • Multipurpose labor. • Embodied intelligence. • Cooperative safety. • • • 2.

Purpose Built

Customers need physical labor.[1]

- ✕ Not just robots.
- ✕ Not just software.
- ✕ Not just general AI.
- ✓ Capable physical workers.


Agility

Our goal was never just to build a humanoid.

Our goal was to build a multipurpose worker capable of performing useful labor where people need help most.

A valuable labor opportunity already exists in environments designed for people.

We believe delivering useful physical labor requires integrating a human-centric form factor, embodied intelligence, and deployment systems into a unified platform.

Note: (1) Deloitte: *A shrinking workforce may thwart US manufacturing ambitions* (December 2025).

Agility 22

Physical labor requires an integrated system. 23 Digit, proprietary embodied AI, and Arc are designed to work together to deploy cooperatively safe labor alongside people. PHYSICAL INTERFACE INTELLIGENCE ENGINE DEPLOYMENT SYSTEM • Human-centric form factor • Dynamic mobility & dexterity • Proprietary hardware & systems • Proprietary physical AI layers • Whole-body coordination • Deployment-trained models • Fleet orchestration • Workflow integration • Deployment intelligence + + Digit Embodied AI Arc ENABLES DIFFERENTIATES ORCHESTRATES Continuous improvement INTEGRATED OUTCOME  Cooperative Safety UNLOCKS • Operate alongside people • Expand deployment environments • Enable scaled humanoid adoption Purpose Built Integrated system

24 Purpose Built It starts with physical capability. Agility begins with the physics, then proprietary physical AI, then deployment at scale. Integrated Physical Labor Approach Conventional Humanoid Approach Starting Point Physical labor General intelligence Build Sequence Physics → Physical AI → Deployment → Scale Foundation Models → Reasoning → Robotics Focus Physical capability, coordination, safety Reasoning, planning, general intelligence Success Metric Useful labor in customer environments General-purpose robot capability Foundation models determine what a robot should do; hardware and physical AI determine what work it can perform. Digit

Purpose Built

Digit

Digit's form emerged from **first principles.**

Digit was not designed to imitate people. It was designed to perform useful work in human environments.

Digit v4



Designed for physical labor

Dynamic Stability

Two legs (bipedal) provide stable operation in crowded, changing environments and enable movement through spaces designed for people.

Upright Architecture

An upright torso minimizes footprint while optimizing balance, compute, and battery placement.

High-Mounted Manipulation

Shoulder-mounted arms (bimanual) maximize reach, lifting capability, fall recovery, and whole-body coordination.

Human-Aware Design

Human-robot interaction features, including a face with expressive signaling, help Digit communicate intent and operate naturally alongside people.

Agility 25

Purpose Built

Digit

Digit is human-centric by design.

A valuable labor opportunity already exists in environments designed for people.

Agility Eras

SCIENCE	R&D	PROOF OF CONCEPT	COMMERCIALIZATION	SCALE

Capability Expansion → | Mobility | Manipulation | Perception | Commercial Deployment | Cooperative Safety

2015



Founded from the OSU Robotics Institute; initial funding via DARPA

Oregon State University DARPA

2016



Cassie

2017



Digit v1

2023



Redesign

2025



Digit v4

Planned 2026 Release



Digit v5

Agility 26

Purpose Built

Digit

Digit v5: built for commercial scale.

Digit v5 was designed to safely operate outside the workcell and alongside humans.(1)

Digit's key upgrades for commercial scale

- Cooperatively Safe
- General Purpose
- Optimized Uptime
- Increased Payload

	Digit v4 	→ Digit v5(2) 
Deployment status	Deployed	Planned 2026 release
Safety systems	Confined to workcell	Built to work alongside humans *New ISO safety standard approved(3)*
Lifting capacity	Up to 35 lbs	Up to 50 lbs *+~40%*
Charge ratio	2:1	10:1 *2.5x higher*
Max battery output in 24 hours	Up to ~16 hrs	Up to ~22 hrs *+~35%*
Vertical reach	Up to 5.5ft	Up to 7.2ft *+~30%*
End-effectors	Task-specific / fixed	Changeable / dynamic

Note: (1) Based on Agility management expectations that Digit v5 will operate in commercial facilities alongside human workers without the need for a safety barrier. (2) Based on Agility management expectations. (3) ISO Standard 25785-1.

Agility 27

Performance is driven by a handful of critical systems. 28 New Partnership Purpose Built McKinsey(1)identifies a small number of hardware systems as the primary drivers of differentiation and cost. Note: (1) McKinsey & Company: Turninghumanoidsupply chain constraints into billion-dollar wins(April 2026). Agility Proprietary Systems Agility develops critical hardware systems in-house, providing scaling performance, and cost advantages. Third-Party Validation Actuators Modular End Effectors Whole-Body Control Platform Sensor Architecture ✓ ✓ ✓ ✓ System-Wide Safety ✓ Agility Proprietary Systems Long-life & Quick Charge Battery ✓ Digit

Purpose Built

Embodied AI

Semantic AI determines what a robot should do.

Physical AI determines what it can reliably do.



Layer	Category
Reasoning	SEMANTIC AI
Skills	PHYSICAL AI
Coordination	PHYSICAL AI
Physics	PHYSICAL AI

LLMs and VLAs provide generality[1]
Advances in foundation models improve reasoning, planning, and workflow understanding.

We teach skills
Reliable task execution is learned from real-world data, motion capture, teleoperation, simulation, and deployment feedback.

Robots need practice
Performance improves through repetition and exploration in simulation and live environments, refining behaviors until they become robust and reliable.

Physical AI requires special hardware
Physical intelligence depends on compliant force-controlled interaction with the world. **You cannot shortcut physics with software alone.**

Note: (1) LLM refers to Large Language Model and VLA refers to Vision-Language-Action.

Agility 29

Purpose Built
Embodied AI

Agility owns the physical AI layer.

Proprietary physical AI transforms physical capability into reliable real-world labor.

	Layer	Function	Source of Advantage	Powered By:
	Semantic AI	Determines task intent	• Designed to incorporate advances in foundation models, reasoning systems, and the broader AI ecosystem.	Agility NVIDIA. DeepMind
Physical AI	Skills	**Learns useful work**	• Proprietary deployment-trained models that learn task execution from real-world operation.	Agility
Physical AI	Coordination	**Controls Digit in real time**	• Proprietary whole-body control, balance, manipulation, and locomotion systems.	Agility
	Physics	Defines what is possible	• Proprietary robot design, actuation, mobility, manipulation, and perception hardware.	Agility

Agility 30

Arc connects Digit to customer operations. 31 Arc transforms a humanoid into a deployable workforce. Purpose Built Arc Rapid Deployment Integrates Digit into existing facilities and workflows. Workforce Orchestration Coordinates robots, operators, tasks, and environments. Multi-Site Scaling Enables repeatable deployment across customers and facilities. Operational Visibility Monitors performance, uptime, and productivity across deployments. ✓ ✓ ✓ ✓ Agility Arc enables repeatable deployment at scale.

Purpose Built

Cooperative safety is a unique scaling advantage.

Potential to unlock broad humanoid adoption.
We believe cooperative safety is a system-wide integration.


Digit v5
Human-Centric Design
Cooperative Safety
Agility Arc
Core Systems
Embodied AI

Cooperative Safety

Why we believe cooperative safety matters.

- Most robots require safety barriers
- Humanoids can create substantial value in human environments
- Not needing a barrier is essential for scale

We believe cooperative safety requires:

1. **Detection**
   Understand people and surroundings
2. **Reaction**
   Respond safely in real time
3. **Anticipation**
   Move in predictable ways

Agility 32

Purpose Built

Cooperative Safety

Agility is advancing humanoid safety standards.

Our intensive commitment to safety has allowed Digit to evolve and we believe is shaping the standards and certification pathways for industrial humanoid robots.

PHASE ZERO
Research & lab testing only

No integrated safety approach

PHASE ONE

Workplace Certification

Digit v4 is the first NRTL-certified humanoid[(1)]

- Digit v4 was the first humanoid[(1)] to receive NRTL approval in a customer's commercial production line
- This validation of the safety architecture is now being leveraged for Digit v5

PHASE TWO

Cooperative Safety

Digit v5 is designed to operate outside of a workcell

- Co-developed specialized and proprietary safety technology
  - Safe Human Detection
  - Safe Motion Control
- Proposed and leading ISO working group for safety requirements of dynamically stable industrial mobile robots – creating the path for NRTL field certification of unguarded humanoids



PHASE THREE

Collaborative Safety

Continuous evolution of our safety foundation



- Future generations of Digit intended to work in collaboration with humans:
  - Sharing the same workspace
  - Jointly handling tasks

Note: (1) Agility management understanding based on publicly available information.

Agility 33

34 Agility Humanoids made for workTM • • • • • • Rapidly scaling. • Growing adoption. • Infrastructure in place. • Expanding value creation. 3.

Cooperative safety unlocks adoption. 35 Rapid Scaling Proven customer demand. Multiple paths to drive adoption. Expanding economic value. Established deployment infrastructure. ✓ ✓ ✓ ✓ We believe that Agility has the ingredients to scale it. Note: (1) Based on Agility management expectations. (2) Reflects customer orders for Digit v5, as of May 2026, representing potential multi-year value expected to be realized over time, subject to the realization of certain contractual milestones and relates to 1,000 Digit v5 robots with three-year term RaaS contract, which includes warrants issued to purchaser vesting proportionately to robots deployed; figures are not a measure of current period revenue. (1) $300 million(2)in multi-year orders for Digit v5, with a significant potential pipeline.(1) (1)

The U.S. physical labor gap continues to widen. 36 The physical labor shortage has shifted from cyclical to structural and is expected to get worse. Rapid Scaling A structural labor shortage may challenge efforts to revitalize U.S. manufacturing. UNFILLED U.S. MANUFACTURING POSITIONS(2) 2025 Projected by 2033 ~1.9M(3) ~409k 4.5x increase in projected labor shortages Notes: (1) U.S. Bureau of Labor Statistics (BLS) data. Data represent monthly averages compiled annually. (2) Deloitte: A shrinking workforce may thwart US manufacturing ambitions (December 2025). (3) Projections based on preexisting workforce challenges remaining unaddressed; based on The Manufacturing Institute, "Manufacturers need as many as 3.8 millionnew employees by 2033" (2025). Demand 0 100 200 300 400 500 600 700 800 900 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23 '24 '25 '26 Workers (in thousands) A chronic skilled labor shortage is growing in the U.S.(1) Shaded region indicates labor mismatch gap Manufacturing job openings (end of month) Manufacturing hires (full month) (1)

Rapid Scaling

Demand

Digit is designed for the environments where labor is needed most.

BEACHHEAD MARKETS


Manufacturing


Distribution


Logistics

Near-term Digit use case opportunities:

Tote fulfillment & movement

Material handling

Pallet transport

Why these markets first:

Large labor pools

Significant labor spend and persistent hiring needs.[1]

Physical, repetitive work

Can be difficult to automate with traditional robotics.

Structured workflows

Repeatable tasks accelerate deployment and learning.

Existing human infrastructure

Physical labor already occurs in environments designed for people, creating a potentially large and near-term opportunity for humanoids that can integrate seamlessly into existing workflows.

Note: (1) Deloitte: *A shrinking workforce may thwart US manufacturing ambitions* (December 2025).

Agility 37

Rapid Scaling

Adoption

Digit is proving itself in real-world operations.

Customer deployments demonstrate Digit's ability to perform useful work in labor intensive environments.

Why deployments matter:

- ✓ Demonstrate useful labor
- ✓ Validate customer workflows
- ✓ Improve performance through learning
- ✓ Enable expansion across facilities


SCHAEFFLER


GXO

	SCHAEFFLER	GXO
Deployments	**8 deployments**	**3 booked deployments**
Workflow	Material handling + logistics	Tote fulfillment + handling
Proof points	• **98% accuracy** • ~25k totes moved	• **98% accuracy** • 100k+ totes moved

Agility 38

Rapid Scaling | Adoption

Our Customer Acceleration Program.

CAP is designed to enable select customers to rapidly validate use cases and deploy Digit into existing operations.

ILLUSTRATIVE CAP TIMELINE

PHASE 1: Proof & Pilot

~0-2 MONTHS — Proof of Tech

- *Test and validate skills*
- *Prove Digit's capabilities are a use case match*
- *Gather performance KPIs*
- *Align on workflow requirements & scope*

~2-3 MONTHS — Proof of Concept

- *Deploy in customer facility to validate performance*
- *Replicate on-site workflows*
- *Align on safety, infrastructure, and uptime expectations*

~4-6 MONTHS — RaaS Pilot

- *Collect key KPIs and customer feedback*
- *Measure uptime, reliability, and business impact*

Path to scaled deployment

***30+ potential customers** currently in active pipeline discussions or CAP program*

PHASE 2: Commercial Deployment

6+ MONTHS

- ✓ Customers shift to an ongoing service model (RaaS or Ownership)
- ✓ Early access to Digit v5 and next-gen hardware

Current commercial deployments (incl. CAP)(1):

SCHAEFFLER, GXO, Toyota Motor Manufacturing Canada, Amazon, mercado libre

Note: (1) Of the current commercial deployments, Mercado Libre is the only customer that participated in CAP. The Schaeffler, GXO, Toyota Motor Manufacturing Canada, and Amazon deployments pre-date the program's existence.

Agility 39

Rapid Scaling

Adoption

Flexible model speeds commercial adoption.

Digit deploys through service or ownership models, reducing adoption friction and expanding customer reach.

Agility

ADOPTION MODEL Two Options Offered	CUSTOMER BENEFIT Provides Customer Flexibility	VALUE TO AGILITY Both Programs Are Highly Attractive	ILLUSTRATIVE REVENUE[(2)] Cumulative to Agility over 5 Years
1 **RaaS** (Robots-as-a-Service) **$300M+**[(1)] *committed orders for Digit v5*	• Minimal upfront investment • Accelerates proof-of-value • Flexible deployment scaling • Fully managed solution *Good fit for rapid customer adoption*	• Recurring revenue stream • High lifetime value • Growing installed base • Strong customer retention	**~$500k** *total illustrative revenue over robot useful life of 5 years*
2 **Ownership** (plus software and maintenance services)	• Full asset ownership of Digit • Greater operational control • Familiar procurement process • Ongoing software & support	• Immediate deployment revenue • Recurring software & services revenue • Accelerates capital recovery • Supports customer-led fleet expansion	**~$400k** *total illustrative revenue over robot useful life of 5 years*

Notes: Illustrative total revenue figures to Agility by adoption model are based on internal estimates and assumptions with respect to matters specific to Agility's business and general matters, including estimates and assumptions with respect to Agility's business and the revenue models Agility expects to use in connection with its humanoid robotics solutions and other future events, many of which are difficult to predict and may prove inaccurate. (1) Reflects customer orders for Digit v5, as of May 2026, representing potential multi-year value expected to be realized over time, subject to the realization of certain contractual milestones and relates to 1,000 Digit v5 robots with three-year term RaaS contract, which includes warrants issued to purchaser vesting proportionately to robots deployed; figures are not a measure of current period revenue. (2) For illustrative purposes only. Reflects the illustrative cumulative revenue realized by Agility over the assumed 5-year useful life of Digit. In the RaaS model, illustrative revenue includes 5 years of RaaS annual subscription fee payments plus a one-time deployment fee. In the Ownership model, illustrative revenue includes the upfront purchase of Digit and a one-time deployment fee plus annual software subscription fees and annual maintenance services.

Agility 40

Rapid Scaling

Adoption

Digit offers measurable customer value.

Designed to enable customers to achieve potentially rapid payback while addressing critical labor needs.

1 RaaS Offering: Illustrative Customer Benefit

~$500k[1] → ~$100k

Lifetime RaaS Cost to Customer
(priced at discount to customer's fully burdened labor rate)

Annual RaaS Cost to Customer

~$200k[2]

Illustrative Annual Fully Burdened Human Labor Cost

~$100k	2.0x	Immediate
Potential Annual Customer Savings	*Potential Customer ROI*	*Payback*

Replace ~$200k of annual labor cost with ~$100k annual Digit cost

2 Ownership Offering: Illustrative Customer Benefit

~$400k[3]

Lifetime Ownership Cost to Customer
(fixed upfront cost plus recurring monthly subscription pricing)

~$30.50	~31,000	~$1.1M
Hourly Fully Burdened Human Labor Rate[4]	*Digit Service Life in Hours*[5]	*Total Equivalent Labor Cost Over 5 Years*[6]

~$670k	2.5x	1.1 years
Potential Net Customer Savings[7]	*Potential Customer ROI*	*Payback*[8]

Replace ~$1.1M of labor cost with ~$400k of Digit cost

Source: BLS data. Notes: Figures are purely illustrative and reflect rounded estimates for Digit v5 and based on internal estimates and assumptions with respect to matters specific to Agility's business and general matters, including estimates and assumptions with respect to Agility's business, the performance of its robotics solutions, and the revenue models Agility expects to use in connection with its humanoid robotics solutions and other future events, many of which are difficult to predict and may prove inaccurate. (1) Assumes $8,500 monthly SaaS pricing per Digit. (2) Illustrative based on $30.50 hourly fully burdened human labor rate for 2 10-hour shifts per day or 120 hours per week over 52 weeks a year, subject to assumed 5% annual wage inflation. (3) Includes upfront cost per Digit and monthly subscription fees over a 5-year useful life. (4) Reflects $21.49 published hourly rate for material movers in 2025 per BLS data, assuming 5% annual wage inflation and subject to 35% assumed benefits rate. (5) Assumes ~120 working hours a week across 2 10-hour shifts a day; further assumes 52 weeks worked a year over 5 years. (6) Illustrative based on $30.50 hourly fully burdened labor rate for 2 10-hour shifts per day / 120 hours per week over 52 weeks a year; subject to annual 5% wage inflation. (7) Net customer savings over 5-year useful life. (8) Reflects time to recover upfront capex cost of Digit humanoid compared to the year one of equivalent annual value of Digit labor.

Agility 41

Rapid Scaling

Adoption

Deployment growth compounds over time.

Customer value creation drives expansion across sites, workflows, and customers.


DEPLOY
CREATE VALUE
EXPAND

SCHAEFFLER | Toyota Motor Manufacturing Canada | Amazon | GXO | mercado libre

Deployment expansion vectors.

+ More Robots

Increase deployment density within existing sites.

+ More Workflows

Apply Digit to additional operational workflows through task expansion and continuous learning.

+ More Facilities

Replicate successful deployments across additional customer locations.

+ More Customers

Win new logos through proven operating results.

Agility 42

Agility can benefit from ecosystem growth. 43 Technology, software, and operational expertise developed for Digit can create value beyond robot sales. Rapid Scaling CORE ROBOT TECHNOLOGY ARC DEPLOYMENT SOFTWARE REAL-WORLD DEPLOYMENT DATA Actuators, control systems, safety systems, embodied AI, and other technologies may be valuable beyond Agility's own deployments. Arc can support fleet management, orchestration, and operations across growing robot fleets. Operational experience generated through live customer deployments. > > > ECOSYSTEM EXTENSION Potential for licensing & partnership revenue Adoption

Rapid Scaling

Infrastructure

Agility has the infrastructure required to scale.

Agility has already built the manufacturing, hardware, supply chain, and deployment infrastructure that it believes is required for commercial scale.

Agility

MANUFACTURING


RoboFab

10,000-unit annual production capacity.

PROPRIETARY HARDWARE


Core Digit systems

Ownership of the highest-value Digit systems.

SUPPLY CHAIN


Domestic supply base

~75% of Digit parts sourced in the U.S.

DEPLOYMENT SOFTWARE


Arc

Deployment and fleet orchestration at scale.

Agility 44

45 Rapid Scaling Infrastructure RoboFabis a full-scale humanoid factory. 10,000 Annual robot production capacity. Purpose-built Designed for humanoid manufacturing. Modular Workcell architecture supports future production scaling. Operational in Salem, Oregon

Rapid Scaling

Value

BOM cost reductions have been demonstrated.

Production experience has validated opportunities to reduce the Bill of Material (BOM) for Digit v5

Digit BOM costs decline with production scale[1]

Illustrative $ unit cost per Digit (in thousands)


$400
$300
$200
$100
-
Digit v5 BOM trajectory (expected)
Digit v4 BOM trajectory (actual)
Current v4 BOM: ~$125k
Prototype 1
Prototype 2
EVT (2)
Launch
1k units/yr
5k units/yr
10k units/yr

Cost reductions already achieved

Early cost reductions have been realized despite limited production volumes.

Additional opportunities remain

Component consolidation and supplier maturation provide a path to further savings.

Grounded in real production data

Future cost estimations are built using real production data.

Notes: (1) Figures are purely illustrative and reflect rounded estimates and based on internal estimates and assumptions with respect to matters specific to Agility's business, required future capital expenditures, and general matters, including estimates and assumptions with respect to Agility's business, the performance of its robotics solutions, and the revenue models Agility expects to use in connection with its humanoid robotics solutions and other future events, many of which are difficult to predict and may prove inaccurate. (2) EVT = Engineering Validation Test.

Agility 46

Additional cost reduction opportunities remain. 47 Multiple cost initiatives identified that may further reduce BOM costs over the medium-to long-term. Illustrative $ unit cost per Digit (in thousands) Digit v5 Bill of Material (BOM) evolution(1) Note: See disclaimer slides section "Unit Economics and Use of Projections and Data." Figures for illustrative purposes only. (1) Figures are purely illustrative and reflect rounded estimates and based on internal estimates and assumptions with respect to matters specific to Agility's business, required future capital expenditures, and general matters, including estimates and assumptions with respect to Agility's business, the performance of its robotics solutions, and the revenue models Agility expects to use in connection with its humanoid robotics solutions and other future events, many of which are difficult to predict and may prove inaccurate. (2) Cost reductions based on volumes are based on the efficiencies of scale given certain manufacturing costs being fixed regardless of volume. - $50 $100 $150 $200 $250 Prototype 2 (Actual) Engineering Initiatives Supply Chain Initiatives Volume Initiatives 1k units/yr (Target) Design & Volume Initiatives 10k units/yr (Target) Actual BOM Target BOM (2) Cost reduction initiative Rapid Scaling Value

48 Agility Built for adoption. Built for scale. ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Note: (1) Reflects customer orders for Digit v5, as of May 2026, representing potential multi-year value expected to be realized over time, subject to the realization of certain contractual milestones; figures are not a measure of current period revenue.

Supporting Materials Transaction Overview

Transaction Overview

Proposed transaction overview

Pre-money equity value of $2.5 billion; 100% of net transaction proceeds to fund growth.

Sources	$M	%
Churchill XI cash in trust[(1)(2)]	420	14%
Existing Agility shareholders[(3)]	2,500	80%
Committed PIPE investment[(6)]	200	6%
Total Sources	**3,120**	**100%**

Uses	$M	%
Cash to balance sheet[(1)(2)(4)]	574	18%
Existing Agility shareholders[(3)]	2,500	80%
Illustrative fees and expenses	46	2%
Total Uses	**3,120**	**100%**

Assumes illustrative $10.00 trust value per share	Shares (millions)	% Ownership
Existing Agility shareholders[(3)]	260.6	78%
Churchill XI shareholders[(2)(5)]	55.7	17%
PIPE investors[(6)]	20.0	6%
Total	**336.3**	**100%**

Transaction highlights

- Pre-money equity value of $2.5 billion, an attractive entry point given long-term growth outlook and humanoid industry benchmarks
- Transaction supported by ~$200 million of incremental financing via a common stock PIPE raised from new and existing investors at the transaction value
- No cash to Agility shareholders – will roll 100% of existing shares
- All existing Agility shareholders' and Churchill XI's sponsor shares will be subject to a 180-day lock-up following closing of the business combination[(7)]
- Assumes a single class of shares for all shareholders

Notes: Percentages reflect rounding and may not sum to 100%. (1) CCXI cash-in-trust was ~$420 million as of May 29, 2026. For illustrative purposes only and not accounting for additional accrued interest on cash in trust, which would increase trust value per share at close. (2) Assumes no CCXI shareholders exercise redemption rights to receive cash from trust account at closing. (3) Proposed pre-money equity value. Pre-money equity value to convert at the trust value per share at close of the business combination. Includes the dilutive impact of existing equity incentive awards and options. (4) CCXI cash-in-trust plus PIPE investment less illustrative fees / expenses. (5) Includes all outstanding CCXI Class A shares and 13.8mm Class B founder shares. Excludes ~4.14mm CCXI public warrants and ~0.05mm private placement warrants. (6) Incremental PIPE financing that is expected to close concurrent with the business combination (common equity PIPE priced at $10 per share). (7) Subject to potential early release if the volume-weighted average trading price of the post-closing company equals or exceeds $12.00 over any 15 trading days within any 180-trading-day period.

Agility 50

Supporting Materials Use Case Expansion

Digitplanned use case expansion. 52 Digit v5 has the potential to greatly increase TAM(1)due to its expanded capabilities in dexterous object manipulation, which are intended to enable new use case deployments with existing and future customers. Machine Tending Item Manipulation Sorting Decanting Palletizing & Depalletizing Next-Phase Capability Unlock Near-Term Development Note: (1) Total Addressable Market. Use Case Expansion

Use Case Expansion

Improving machine tending for scale.

Tackling machine tending tasks that require movement of smaller objects to support load / unload workflows.

Now: Expected Q3-Q4 2026[1]

Structured Pick & Transfer



Move items between known locations with consistent positioning.

Structured totes & trays → on conveyors or in totes

Next: Expected H1 2027[1]

Structured Placement & Fixturing



Place items into constrained, structured environments requiring alignment.

Structured totes & trays → fixtures and structured holders

Later: Expected H2 2027 & Beyond[1]

Two-Handed Manipulation & Assembly



Manipulate and position larger components using coordinated two-arm workflows.

Larger items → jigs

Note: (1) Timing is based on current management expectations and is subject to change and technical, manufacturing, safety, regulatory, and customer deployment risks. See "Risk Factors" the end of this presentation for further details.

Agility 53

54 Digit is designed to be useful throughout the full facility. Interchangeable end effectors designed to allow for easy integration of future manipulators. Forward-looking and flexible, designed to unlock flexibility for future use cases across the facility. Use Case Expansion Illustrative end effectors used on various workstations

Use Case Expansion

How we plan to grow within customer facilities.

Digit's expanded skills portfolio is expected to drive orders across multiple facilities, compounding growth.

Deployments expected to ramp as new skills unlock

Illustrative Digit unit orders by use case[1]


Material handling
Component handling
Precision operations
Dynamic autonomy
Year 1
Year 2
Year 3
Year 4

ILLUSTRATIVE CADENCE OF SKILLS[1]

CAP program — Digit commercially deployed in facilities to demonstrate proof of concept

Material handling — Year 1
Material handling, component movement, and line-feeding operations

Component handling — Year 2
Precision handling and mobilization of components and sub-assemblies

Precision operations — Year 3
Handling and repositioning of large-scale and high-mass components, alongside precision-critical assembly operations for sensitive parts

Dynamic autonomy — Year 4
End-to-end machine tending and complex manipulative task management (pressing, torque-driven fastening, carton forming, and handling) + systematic visual inspection and sample quality assurance

Note: (1) Illustrative only, based on current management expectations, and does not represent a forecast of specific unit volumes or contracted orders.

Agility 55

Supporting Materials Illustrative Unit Economics

Unit Economics

Compelling unit economics to Agility.

Both adoption models have the potential to generate attractive revenue and margin across Digit's lifecycle.

Agility

ADOPTION MODEL	AGILITY REVENUE DRIVERS By Adoption Model	ILLUSTRATIVE REVENUE[(2)] Agility Realization by Year
1 **RaaS** (Robots-as-a-Service) **$300M+[(1)]** *committed orders for Digit v5*	A One-time deployment fee B Annual RaaS subscription fee – *Includes access to Arc software and Digit maintenance services*	A B Y1 ~25% Y2 Y3 Y4 Y5 ~$500k
2 **Ownership** (plus software and maintenance services)	A One-time deployment fee B Upfront Digit purchase C Annual Arc subscription and maintenance services	A B C Y1 ~65% Y2 Y3 Y4 Y5 ~$400k

AGILITY UNIT ECONOMICS EVOLUTION

BOM →	Launch	1k / Yr	10k / Yr
RaaS: Payback[(3)] *(Years)*	~1.5	<1.0	<0.5
RaaS: Product Margin[(4)] *(%)*	~50%	~70%	~75%
Ownership: Payback[(5)] *(Years)*	Time of Sale		
Ownership: Product Margin[(4)] *(%)*	~40%	~60%	~70%

Notes: See disclaimer slides section "Unit Economics and Use of Projections and Data." Figures for illustrative purposes only. (1) Reflects customer orders for Digit v5, as of May 2026, representing potential multi-year value expected to be realized over time, subject to the realization of certain contractual milestones and relates to 1,000 Digit v5 robots with three-year term RaaS contract, which includes warrants issued to purchaser vesting proportionately to robots deployed; figures are not a measure of current period revenue. (2) For illustrative purposes only based on illustrative management estimates. Reflects the illustrative cumulative revenue realized by Agility over the assumed 5-year useful life of Digit. In the RaaS model, illustrative revenue includes 5 years of RaaS annual subscription fee payments plus a ~$25k one-time deployment fee. In the Ownership model, illustrative revenue includes the upfront purchase of Digit and a one-time ~$20k deployment fee plus annual software subscription fees and annual maintenance services. (3) Reflects the amount of time before RaaS payment subscription fees received by Agility exceed the total Bill-of-Materials (BOM) for Digit. (4) Calculated over a 5-year period as (Cumulative Revenue – Cumulative Cost) / Cumulative Revenue. Cumulative cost under both models includes upfront Digit BOM, one-time ~$15k deployment costs, and annual ~$15k costs of delivery for software and maintenance provided by Agility. Excludes corporate SG&A and R&D costs. (5) Immediate payback given upfront purchase price of Digit is greater than the Digit BOM.

Agility 57

Illustrative annual recurring revenue potential. Illustrative economics at various installed base sizes for Digit v5. 58 Notes: (1) For illustrative purposes only. Revenue reflects the illustrative cumulative revenue of $500k under the RaaS model to be realized by Agility over the assumed 5-year useful life of Digit. For illustrative purposes only, the $500k cumulative RaaS revenue has been divided evenly over 5-years. The implied annual revenue per unit is multiplied by the installed base figure noted under each bar in the chart to derive the implied annual revenue figures represented. (2) For illustrative purposes only. $0 $250 $500 $750 $1,000 $1,250 $1,500 2,500 5,000 7,500 10,000 12,500 15,000 Illustrative annual RaaS revenue(1) (in $ millions) Agility annual revenue by installed base Installed base (total # of Digit v5 deployed)(2) Unit Economics

Key model assumptions 59 ASSUMPTION COMMENTARY Selling, General, & Administrative Expenses(1) • Near-term assumption: Approximately $60 million in 2026. Approximately 20% CAGR through 2028. • Long-term assumption: Approximately 10% of revenue Research and Development Expenses • Before commercial deployment: Approximately $115 million in 2026. Approximately 15% CAGR through 2028. • Long-term assumption: Approximately 15% of revenue Capital Expenditures • Near-term assumption: Approximately $8 million total through 2028. • Long-term assumption: Approximately 0.5% of revenue Note: See disclaimer slides section "Unit Economics and Use of Projections and Data." Figures for illustrative purposes only based on internal management estimates. (1) Excludes potential incremental public company costs. Unit Economics

Non-GAAP reconciliation to total cash uses(1) 60 Note: Figures depicted are rounded, and totals may not sum precisely. (1) Based on financials that are preliminary, have not been audited, are based on information available to us only as of the date of this presentation, and are subject to change, revision, and adjustment in connection with the Company's ongoing closing process, audit procedures, and related review. Adjustments or modifications identified during those processes may be material and could result in the final audited financial statements differing significantly from the preliminary information presented herein. This information should not be relied upon as final financialstatements or as a substitute for the Company'saudited or fully reviewed financialstatements when available. $ millions 2024A 2025A SG&A expense $17 $37 R&D expense 54 74 Total operating expenses 71 111 (-) SBC (2) (11) (-) D&A (3) (7) Cash operating expenses $67 $93 Capital expenditures 4 3 Working capital 6 7 Other (2) (0) Total cash uses $75 $102 Reflects latest estimates. Unit Economics

Risk Factors (1/3) 62 All references to "Agility," the "Company, "we," "us" or "our" refer to the business of Agility Robotics, Inc. and its consolidated subsidiaries. The risks presented below are certain of the general risks related to the business of the Company and the Business Combination, and such list is not exhaustive. The list below is qualified in its entirety by disclosures contained in future documents filed or furnished by the Company and Churchill, with the U.S. Securities and Exchange Commission ("SEC"), including the documents filed or furnished in connection with the proposed transactions between the Company and Churchill. The risks presented in such filings will be consistent with those that would be required for a public company in its SEC filings, including with respect to the business and securities of the Company and Churchill and the proposed transactions between the Company and Churchill, and may differ significantly from and be more extensive than those presented below. Investing in securities (the "Securities") to be issued in connection with the Business Combination involves a high degree of risk. You should carefully consider these risks and uncertainties, together with the information in the Company's consolidated financial statements and related notes, and should carry out your own due diligence and consult with your own financial and legal advisors concerning the risks and suitability of an investment in the securities, before making an investment decision. There are many risks that could affect the business and results of operations of the Company, many of which are beyond its control. If any of these risks or uncertainties occur, the Company's business, financial condition and/or operating results could be materially and adversely harmed. Additional risks and uncertainties not currently known or those currently viewed to be immaterial may also materially and adversely affect the Company's business, financial condition and/or operating results. If any of these risks or uncertainties actually occurs, the value of the Company's equity securities may decline, and any investor of the securities may lose all or part of its investment. Risks Related to Our Business Capital Requirements and Cost Fluctuations. Our business and our future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. Agility has yet to achieve positive operating cash flow and expects to incur significant expenses and continuing losses for the foreseeable future. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources. Such financings may result in dilution to our stockholders, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. If we cannot obtain sufficient capital on acceptable terms, or at all, our business, financial condition and results of operations may be adversely affected. Commercialization and Manufacturing. Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Agility has very limited experience commercializing its humanoid robot, Digit, at scale, has no experience in high-volume manufacturing, and may not be able to develop cost-effective production capabilities at its RoboFab facility. Commercial deployment of Digit may be delayed beyond projected timelines due to technical challenges in bipedal locomotion, software reliability, regulatory requirements, supply chain constraints, or manufacturing difficulties. We may experience difficulties in managing our growth and expanding our operations and it is possible that our technology will have more limited performance or applications than currently anticipated. For example, our products and services may not function as intended due to errors in our software, systems or processes, or human error in administering these systems or processes, which may adversely affect our business, financial condition and results of operations. Our Digit v5 product remains in development and the anticipated launch date, rollout to customers and future customer demand may be delayed or materially impeded due to a range of factors, including manufacturing difficulties, design errors, safety concerns, errors in our software, hardware, systems or processes, each of which could materially adversely affect our business, financial condition and results of operations. Further, existing customer orders of the Digit v5 are subject to milestones based on the timing and effective development and manufacture of the product, which may not be satisfied. Customers. We rely on a limited number of customers for a significant portion of our revenue, and the loss of any one of those customers may adversely affect our business, financial condition and results of operations. Many of our current and potential customers are large corporations with substantial negotiating power, exacting product, quality and warranty standards and potentially competitive internal solutions. If we are unable to sell our products to these customers or are unable to enter into agreements with such potential customers, suppliers and production counterparties on satisfactory terms, our prospects and results of operations will be adversely affected. Competition. Competition in the humanoid and bipedal robotics market is intensifying from well-funded entrants—including Tesla, Figure AI, Apptronik, 1X Technologies, Boston Dynamics, and Sanctuary AI—many of which have significantly greater financial, technical, and marketing resources than Agility. Advances in competing automation technologies, including AMRs, AI-driven software solutions, and fixed warehouse automation, could supplant the benefits offered by Digit at lower cost or with less operational complexity. Our Industry. Humanoid robots are an emerging and unproven category of robotics that has not yet achieved broad commercial deployment. The market for humanoid bipedal robots designed to work alongside humans in warehouse, logistics, and manufacturing environments is nascent, and customer adoption may be slower than anticipated relative to established automation solutions with longer track records. Unit Economics. It is possible that the unit economics of our humanoid robot solutions, including the estimated 5-year useful life assumption, do not materialize as expected, which could significantly hinder our ability to generate a commercially viable product at scale and adversely affect our business prospects. Our estimates, projections and forecasts in this presentation relating to the future development of our technology and the anticipated capital costs and adoption rates are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate.

Risk Factors (2/3) 63 Risks Related to our Business (cont.) Supply Chain and Trade Restrictions. Agility relies on global supply chains for semiconductors, batteries, sensors, actuators, and specialty alloys, and disruptions—whether caused by geopolitical events, natural disasters, pandemics, or tariffs—could delay production, increase costs, and limit Agility's ability to fulfill customer orders. Changes in trade policy, including tariffs and "Buy American" requirements, could further disrupt Agility's supply chain and raise input costs. As a result of such factors, we may not be able to secure materials and components to manufacture sufficient quantities of our products to match demand. More generally, uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flows. Product Safety and Liability. Digit operates alongside human workers and the humanoid form factor and bipedal locomotion present unique safety risks. Design flaws, defects, software errors, or unintended AI-driven behaviors could result in product recalls, injury to co-located workers, product liability claims, and significant litigation expenses. Agility's current and future insurance coverage may not be adequate to cover all potential liabilities and business risks or may be prohibitively expensive. In addition, our brand and reputation may be harmed by negative publicity or safety and other concerns. Failure to maintain, protect and enhance our brand may limit our ability to expand or retain our customer base. Regulatory Environment. The regulatory framework for robotics, AI-enabled products, and humanoid robots operating in shared workspaces is rapidly evolving. Failure to comply with new or changing regulations—including evolving AI-governance laws, industrial safety standards, and privacy requirements—could lead to product withdrawal, increased costs, or restrictions on deployment. Intellectual Property. We may not be able to adequately obtain, maintain, protect or adequately enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions in a cost-effective manner, or at all. There can be no assurance that our patent applications will be granted, that issued patents will not be challenged or invalidated, or that our trade secrets will not be disclosed or independently developed by competitors. Further, third-party claims that we are infringing intellectual property rights, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses. Cybersecurity and AI. We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software and partners' and customers' data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security may prevent us from effectively operating our business. Interruption or failure of information technology and communications systems that we rely upon may adversely affect our business, financial condition and results of operations.Further, issues relating to our use of artificial intelligence, combined with an uncertain legal and regulatory environment, may adversely affect our business, financial condition and results of operations. Risks Related to the Private Placement Capital Raise. There can be no assurance that we will be able to raise the anticipated amount in the Private Placement, or that the amount of funds raised in the Private Placement will be sufficient to consummate the Business Combination or for use by the combined company following the Business Combination (the "Combined Company"). Voting Power. The issuance of shares of the Combined Company's securities in connection with the Private Placement will dilute the voting power of the Combined Company's shareholders. Risks Related to the Business Combination Transaction Costs. Both Churchill and Agility will incur significant transaction costs in connection with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Churchill if the Business Combination is not completed. Contingencies of Business Combination. The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be delayed or terminated in accordance with its terms and the Business Combination may not be completed. There is no certainty as to the timing of the consummation of the Business Combination and closing of the proposed Private Placement. Key Personnel. The ability to successfully effect the Business Combination and the Combined Company's ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain of our key personnel, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the Combined Company.

Risk Factors (3/3) 64 Risks Related to the Business Combination (cont.) Redemption. If a significant number of Churchill's Ordinary Shares are elected to be redeemed in connection with the Business Combination, the stock ownership of the Combined Company will be highly concentrated, which will reduce the public "float" and may have a depressive effect on the market price of the common stock of the Combined Company. Redemptions will also reduce the amount of capital available to the Combined Company following the Business Combination. Dilution. Churchill's shareholders will experience dilution as a consequence of, among other transactions, the issuance of the Combined Company's common stock as consideration in the Business Combination. Having a minority share position may reduce the influence of Churchill's current shareholders over the management of the Combined Company. Value of Securities. The benefits of the Business Combination may not be realized to the extent currently anticipated by Agility and Churchill, or at all. The ability to recognize any such benefits may be affected by, among other things, competition, the ability of the Combined Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees. If the Business Combination's benefits do not meet the expectations of investors or securities analysts, the market price of Churchill's securities or, following the consummation of the Business Combination, the value of the Combined Company's securities, may decline. Further, an active trading market for the Combined Company's securities may not develop, which may limit your ability to sell such securities. In addition, securities of many companies formed through SPAC mergers such as the proposed Business Combination have experienced a material decline in price relative to the share price of the SPAC prior to the merger. Volatility. After the closing of the Business Combination, sales of a substantial number of shares of the Combined Company's stock in the public market by existing shareholders could cause the stock price to decline. Further, after the closing of the Business Combination, a significant number of shares of the combined company's stock will be subject to issuance upon exercise of outstanding warrants, which may result in dilution to the Combined Company's shareholders. Stock Exchange Approval. There can be no assurance that the Combined Company's securities will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq. Conflicts of Interest. Some of Churchill's officers and directors and its Sponsor may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Agility is an appropriate target for Churchill's initial business combination. Legal Proceedings. Legal proceedings in connection with the Business Combination, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination. Because Churchill is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited. Compliance with Laws. Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect us and the Combined Company's business, including Churchill, and our ability to consummate the Business Combination, and results of operations. Further, we expect to incur significantly increased costs as a result of and devote substantial management time to operating as a public company.